                                WARRANT AGREEMENT


                                 BY AND BETWEEN

                               JCC HOLDING COMPANY

                                       and

                    HARRAH'S CRESCENT CITY INVESTMENT COMPANY



                          Dated as of October 30, 1998

                               TABLE OF CONTENTS*

                                                                                                               Page
   SECTION 1. Definitions.........................................................................................1

   SECTION 2. Warrant Certificates................................................................................2

   SECTION 3. Execution of Warrant Certificates...................................................................2

   SECTION 4. Registration........................................................................................2

   SECTION 5. Registration of Transfers and Exchanges.............................................................3

   SECTION 6. Warrants; Exercise of Warrants......................................................................3

   SECTION 7. Payment of Taxes....................................................................................5

   SECTION 8. Mutilated or Missing Warrant Certificates...........................................................5

   SECTION 9. Reservation of Warrant Shares; Rights...............................................................5

   SECTION 10.  Obtaining Stock Exchange Listings.................................................................6

   SECTION 11.  Adjustment of Exercise Price and Number of Warrant Shares Issuable................................6

            (a) Adjustment for Change in Capital Stock............................................................7
            (b) When De Minimis Adjustment May Be Deferred........................................................8
            (c) When No Adjustment Required.......................................................................8
            (d) Notice of Adjustment..............................................................................8
            (e) Notice of Certain Transactions....................................................................8
            (f) Reorganization of Company.........................................................................9
            (g) Company Determination Final.......................................................................9
            (h) When Issuance or Payment May Be Deferred.........................................................10
            (i) Adjustment in Number of Shares...................................................................10
            (j) Limitation on Exercise of Warrants...............................................................11
            (k) Antidilution.....................................................................................11
            (l) Form of Warrants.................................................................................12

   SECTION 12.  Fractional Interests.............................................................................12

   SECTION 13.  Redemption of Warrants...........................................................................13

   SECTION 14.  Notices to Warrant Holders.......................................................................13


------------------
* This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.


   SECTION 15.  Notices to Company and Warrant Holders...........................................................15

   SECTION 16.  Supplements and Amendments.......................................................................16

   SECTION 17.  Successors.......................................................................................16

   SECTION 18.  Assignment; Transfer.............................................................................16

   SECTION 19.  Termination......................................................................................16

   SECTION 20.  Governing Law....................................................................................16

   SECTION 21.  Benefits of This Agreement.......................................................................16

   SECTION 22.  Counterparts.....................................................................................17

                  THIS WARRANT AGREEMENT (the "Agreement") is dated as of October 30, 1998 and entered into by and between JCC HOLDING COMPANY, a Delaware corporation (the "Company"), and HARRAH'S CRESCENT CITY INVESTMENT COMPANY, a Nevada corporation ("HCCIC").

                  WHEREAS, the Company proposes to issue to HCCIC, or its designee, Common Stock Purchase Warrants, as hereinafter described (the "Warrants"), to purchase (subject to the limitations of Section 11(j) hereof) up to an aggregate of 4,000,000 shares of Common Stock (as defined herein) of the Company (the Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"), pursuant to the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code As Modified Through October 13, 1998, of Harrah's Jazz Company, a Louisiana general partnership ("HJC"), Harrah's Jazz Finance Corp., a Delaware corporation, and Harrah's New Orleans Investment Company, a Nevada corporation (the "Plan of Reorganization").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

                  SECTION 1.  Definitions

                  As used in this Agreement, the following capitalized terms shall have the following meanings:

                  Affiliate: Any person who, with respect to any other person, directly or indirectly controls or is controlled by or is under the direct or indirect common control with such other person.

                  Casino: The casino to be located at the site of the former Rivergate Convention Center in New Orleans, Louisiana that is operated pursuant to the Casino Operating Contract.

                  Casino Opening Date: The date upon which the Casino first opens to the public and commences business.

                  Casino Operating Contract: The amended and renegotiated casino operating contract among the State of Louisiana by and through the Louisiana Gaming Control Board, HJC and JCC, executed October 30, 1998, as it may be amended or supplemented from time to time.

                  Class A Common Stock: Prior to the Transition Date, the class A common stock, $.01 par value, of the Company.

                  Common Stock: After the Transition Date, the unclassified common stock, $.01 par value, of the Company.

                  JCC: Jazz Casino Company, L.L.C., a Louisiana limited liability company and whollyowned subsidiary of the Company.

                  New Bonds: The Senior Subordinated Notes due 2009 with Contingent Payments of JCC issued pursuant to the Plan of Reorganization.

                  Permitted Transferee:  HET or its Affiliates.

                  New Contingent Bonds: The Senior Subordinated Contingent Notes due 2009 of JCC issued pursuant to the Plan of Reorganization.

                  Transition Date: Transition Date shall have the meaning set forth in the Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on October 27, 1998.

                  SECTION 2. Warrant Certificates . The certificates evidencing the Warrants (the "Warrant Certificates") to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

                  SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by its Secretary or an Assistant Secretary under its corporate seal. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be delivered or disposed of he shall have ceased to hold such office. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant Certificates.

                  In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been disposed of by the Company, such Warrant Certificates nevertheless may be delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

                  SECTION 4. Registration. The Company shall number and register the Warrant Certificates in a register as they are issued.

                   SECTION 5. Registration of Transfers and Exchanges. The Company shall from time to time register the transfer by HET or its Affiliate to a Permitted Transferee of any outstanding Warrant Certificates in a Warrant register to be maintained by the Company upon surrender of such Warrant Certificates accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled and disposed of by the Company.

                  The Warrant holders agree that each certificate representing Warrant Shares will bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

                  Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

                  SECTION 6. Warrants; Exercise of Warrants. Subject to the terms of this Agreement, each holder of a Warrant shall have the right, which may be exercised at any time after the opening of business on the Transition Date until on or before 5:00 p.m., New York time on the sixth anniversary of the Casino Opening Date (the "Exercise Period"), to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment to the Company of the Exercise Price (as defined below) then in effect for such Warrant Shares. In the alternative, to the extent the Common Stock is listed on any securities exchange registered under the Exchange Act of 1934, as amended, or quoted on the NASDAQNMS, each holder of a Warrant may exercise its right, during the Exercise Period, to receive Warrant Shares on a net basis, such that, without the exchange of any funds, such holder of a Warrant receives that number of Warrant Shares otherwise issuable (or payable) upon exercise of its Warrants less that number of Warrant Shares having a Current Market Price (as defined in Section 12) at the time of exercise equal to the aggregate Exercise Price that would otherwise have been paid by such holder of Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York time, on the sixth anniversary of the Casino Opening Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

                  A Warrant may be exercised at any time during the Exercise Period upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 15 hereof) of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc., and upon payment to the Company of the exercise price (the "Exercise Price") which is set forth in the form of Warrant Certificate attached hereto as Exhibit A, subject to adjustment pursuant to Section 11, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check payable to the order of the Company.

                  Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in
Section 12; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (f) of Section 11 hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of such Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence together with cash as provided in Section 12. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

                  The Warrants shall be exercisable at any time during the Exercise Period, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section 6 and of Section 3 hereof.

                  All Warrant Certificates surrendered upon exercise of Warrants shall be canceled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its office.

                 SECTION 7. Payment of Taxes . The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it.


                  SECTION 9. Reservation of Warrant Shares; Rights. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.


                  The Company shall issue, together with each Warrant Share issued upon exercise of a Warrant, any rights issued to holders of Common Stock in addition thereto or in replacement therefor, whether or not such rights shall be exercisable at such time, but only if such rights are issued and outstanding and held by other holders of Common Stock at such time and have not expired.

                  The Company or, if appointed, the transfer agent for the Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 14 hereof.

                   Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant

Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

                  The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

                  SECTION 10. Obtaining Stock Exchange Listings . The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

                  The Company shall grant each Warrant holder such registration rights with respect to the Warrant Shares subject to Warrants as are set forth in the Registration Rights Agreement between the Company and HCCIC dated as of October 30, 1998 (the "Registration Rights Agreement").

                  SECTION 11. Adjustment of Exercise Price and Number of Warrant Shares Issuable . The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)         Adjustment for Change in Capital Stock.

                  If the Company:

                  (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                  (2) subdivides its outstanding shares of Common Stock into a greater number of shares;

                  (3) combines its outstanding shares of Common Stock into a smaller number of shares;

                  (4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or preferred stock; or

                  (5) issues by reclassification of its Common Stock any shares of its capital stock;

then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

                  In the case of a dividend or distribution the adjustment shall become effective immediately after the record date for determination of holders of shares of Common Stock entitled to receive such dividend or distribution, and in the case of a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of such corporate action.

                  If after an adjustment a holder of a Warrant upon exercise of the Warrant may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 11.

                  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)         When De Minimis Adjustment May Be Deferred.

                  No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

                  All calculations under this Section 11 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(c)         When No Adjustment Required.

No adjustment need be made for a transaction referred to in subsection (a) of this Section 11 if Warrant holders are to participate in the transaction on a basis and with notice that the board of directors of the Company (the "Board of Directors") determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

                  No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

                  No adjustment need be made for a change in the par value or no par value of the Common Stock.

                  To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(d)         Notice of Adjustment.

                  Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 14 hereof.

(e)         Notice of Certain Transactions.

                  If:

                  (1) the Company takes any action that would require an adjustment in the Exercise Price pursuant to subsection (a) of this
         Section 11 and if the Company does not arrange for Warrant holders to participate pursuant to subsection (c) of this Section 11;

                  (2) the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (f) of this
         Section 11; or

                  (3) there is a liquidation or dissolution of the Company,

the Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(f)         Reorganization of Company.

                  If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this
Section 11. The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

                  If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

                  If this subsection (f) applies, subsection (a) of this Section 11 do not apply.

(g)         Company Determination Final.

                  Any determination that either the Company or the Board of Directors must make pursuant to Section 12 or subsections (a) and (c) of this
Section 11 is conclusive.

(h)         When Issuance or Payment May Be Deferred.

                  In any case in which this Section 11 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price, and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 12; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(i)         Adjustment in Number of Shares.

                  Upon each adjustment of the Exercise Price pursuant to this
Section 11, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:


                            E
                   N/ = N x___
                            E/



where:

                   N/ = the adjusted number of Warrant Shares issuable upon
                        exercise of a Warrant by payment of the adjusted Exercise Price.

                   N  = the number of Warrant Shares previously issuable
                        upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

                   E/ = the adjusted Exercise Price.

                   E  = the Exercise Price prior to adjustment.

(j)         Limitation on Exercise of Warrants.

                  Notwithstanding anything to the contrary in this Agreement, Harrah's Entertainment, Inc., a Delaware corporation ("HET"), and all Subsidiaries (as defined herein) of HET, including HCCIC, will not be permitted to exercise Warrants with respect to that number of Warrant Shares which would cause HET and all Subsidiaries of HET to own in the aggregate more than 50.0% of the Common Stock until such time as such exercise would not cause HET and all Subsidiaries of HET to own in the aggregate more than 50.0% of the Common Stock. "Subsidiary" with respect to HET, means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by HET, by HET and one or more Subsidiaries of HET or by one or more Subsidiaries of HET or (ii) any individual, partnership, joint venture, trust, association, jointstock company, unincorporated organization or government or any agency or political subdivision thereof in which HET, one or more Subsidiaries of HET, or HET and one or more Subsidiaries of HET, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

(k)         Antidilution.

                  The Company and HCCIC (collectively, the "Parties") hereby acknowledge and agree that this Agreement is intended to allow HCCIC during the Exercise Period to exercise Warrants to purchase shares of Common Stock sufficient to entitle HET and all Subsidiaries of HET, including HCCIC, to own in the aggregate 50.0% of the Company's Common Stock. Accordingly, the Parties intend for HCCIC to be protected from dilution to the fullest extent possible. Therefore, if any event or circumstance that could lead to the dilution of HCCIC's interest upon exercise of the Warrants (such events include, without limitation, issuances of additional Common Stock pursuant to employee benefit plans or otherwise, issuances of securities convertible into Common Stock, issuances of classes of equity or voting securities other than Common Stock (including securities exercisable for, or convertible into, such securities), extraordinary dividends, distributions to stockholders and incurrence of indebtedness to stockholders) occurs, then, regardless of any consideration paid to the Company in connection with such event and in addition to or as a supplement to any other adjustment required by this Section 11, the number of Warrant Shares shall be adjusted as necessary by the Board of Directors in good faith to give full effect to the Parties' aforementioned intent. For purposes of calculating the percentage of the Company's Common Stock held by HET and its Subsidiaries with respect to this Section 11(k), any shares of Common Stock transferred by HET or its Subsidiaries to any person or entity which is not a Permitted Transferee shall be deemed to be held by HET and its Subsidiaries; provided, however, that HET and its Subsidiaries shall not be deemed to hold (i) shares transferred pursuant to options to purchase a number of shares of Common Stock constituting in the aggregate up to 3.0% of the Common Stock issued on the date of consummation of the Plan of Reorganization (the "Effective Date") to the shareholders of New Orleans Louisiana Development Company, (ii) shares transferred pursuant to options to purchase a number of shares of Common Stock constituting in the aggregate up to 1.5% of the Common Stock issued on the Effective Date to First National Bank of Commerce, (iii) shares constituting in the aggregate up to 3.5% of the Common Stock issued on the Effective Date to senior secured bondholders of Grand Palais Casino, Inc., (iv) shares constituting in the aggregate 2.0% of the Common Stock issued on the Effective Date to a disbursing agent for the benefit of the holders of the $435 million of 14 1/4% First Mortgage Notes due 2001 with Contingent Interest who consent to certain releases under the Plan of Reorganization, (v) any shares of Common Stock which are both (a) transferred after the Effective Date to HET or any of its Subsidiaries from any person or entity which is not a Permitted Transferred, and (b) subsequently transferred (and not reacquired) to a person or entity which is not a Permitted Transferee, prior to the date as of which the percentage of the Company's Common Stock held by HET and its Subsidiaries is calculated.

(l)         Form of Warrants.

                  Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

                  SECTION 12. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Price on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction. As used in this Agreement, the "Current Market Price" per share of Common Stock on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. The "Quoted Price" shall, as of any date, be the average with respect to the preceding 10 consecutive trading days as follows: (A) if the Common Stock is listed or admitted to trading on any securities exchange, the closing price, regular way on such day on the principal exchange on which the Common Stock is traded, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) if the Common Stock is not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if there is no such last reported sale price on such day, the average of the closing bid and the asked prices on such day, as reported by a reputable quotation source designated by the Company, or (C) if neither clause (A) nor (B) is applicable, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each business day, designated by the Company. If there are no such prices on a business day, then the Quoted Price shall not be determinable for such business day. In the absence of one or more such quotations, the independent members of the Board of Directors shall determine the Current Market Price on the basis of such quotations as it in good faith considers appropriate.

                  SECTION 13. Redemption of Warrants. If at any time after the Transition Date the Quoted Price of the Common Stock has exceeded $20.00 per share for 45 consecutive trading days, the Board of Directors may elect to redeem up to 75% of the then outstanding Warrants for a redemption price equal to $0.05 per Warrant upon 45 days' written notice to all Warrant holders; provided, however, that each Warrant holder shall have the right to exercise Warrants and receive Warrant Shares (in accordance with Section 6 hereof) during such 45 day notice period and any such Warrants exercised or Warrant Shares received during such 45 day notice period shall not be subject to redemption under this Section 13. If fewer than 75% of the Warrants outstanding at the time are to be redeemed, the Board of Directors shall give written notice as to the aggregate number of Warrants to be redeemed. Warrant holders are not required to exercise Warrants not called for redemption and such Warrants shall remain valid and exercisable during the term of this Agreement. If (i) an election to redeem Warrants is made pursuant to this Section 13, and (ii) during the 45 day notice period HCCIC exercises Warrants with respect to that number of Warrant Shares which at the time of exercise would cause HET and all Subsidiaries of HET to own in the aggregate 50.0% of the Common Stock, then none of the Warrants called for redemption (whether or not exercised by HCCIC) shall be redeemed.

                  SECTION 14. Notices to Warrant Holders. Upon any adjustment of the Exercise Price pursuant to Section 11, the Company shall promptly thereafter (i) cause to be filed with the Company a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by firstclass mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 14.

                  In case:

                  (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

                  (b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of Section 11 hereof); or

                  (c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

                  (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

                  (e) the Company proposes to take any action (other than actions of the character described in subsection (a) of Section 11 hereof) which would require an adjustment of the Exercise Price pursuant to Section 11;

then the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 20 days (or 10 days in any case specified in clauses (a) or (b) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by firstclass mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

                  Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

                  SECTION 15. Notices to Company and Warrant Holders. Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed to the office of the

Company expressly designated by the Company at its office for purposes of this Agreement (until the Warrant holders are otherwise notified in accordance with this Section 15 by the Company), as follows:


                  JCC Holding Company
                  512 South Peters Street
                  New Orleans, Louisiana 70130
                  Attn:  Corporate Secretary

                  With a copy to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 303093425
                  Attn:  Michael R. McAlevey

                  Any notice pursuant to this Agreement to be given by the Company to the registered holder(s) of any Warrant Certificate shall be sufficiently given when and if deposited in the mail, firstclass or registered, postage prepaid, addressed (until the Company is otherwise notified in accordance with this Section 15 by such holder) to such holder at the address appearing on the Warrant register of the Company. In addition, any notice pursuant to this Agreement to be given by the Company to the registered holder(s) of any Warrant Certificate shall also be given to:

                  Harrah's Entertainment, Inc.
                  1023 Cherry Road
                  Memphis, Tennessee 38117
                  Attn:  Stephen H. Brammell

                  With a copy to:

                  Latham & Watkins
                  633 West 5th Street, Suite 4000
                  Los Angeles, California 900712007
                  Attn:  James P. Beaubien

                  SECTION 16. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of the Warrant Certificates.

                  SECTION 17. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.

                  SECTION 18. Assignment; Transfer. This Warrant Agreement and the rights and obligations hereunder shall not be assignable or transferable by HET or its Affiliates to any person other than to a Permitted Transferee.

                  SECTION 19. Termination. This Agreement shall terminate at 5:00 p.m., New York time on the sixth anniversary of the Casino Opening Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised in full.

                  SECTION 20. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the internal laws of said State.

                  SECTION 21. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

                  SECTION 22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                           [Signature Page To Follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                        JCC HOLDING COMPANY

                                        By: /s/ Frederick W. Burford
                                           -----------------------------------
                                           Name:  Frederick W. Burford
                                           Title:    President

                                        HARRAH'S CRESCENT CITY
                                        INVESTMENT COMPANY

                                        By: /s/ Stephen H. Brammell
                                           -----------------------------------
                                           Name:  Stephen H. Brammell
                                           Title:   Authorized Representative

                                                                       EXHIBIT A

                          [Form of Warrant Certificate]

                                     [Face]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENT OF SUCH ACT OR SUCH LAWS.

No.                                                       4,000,000 Warrants

                               Warrant Certificate

                               JCC HOLDING COMPANY

                  This Warrant Certificate certifies that ________________, or registered assigns, is the registered holder of Warrants expiring at 5:00 p.m., New York time on the sixth anniversary of the Casino Opening Date (as defined in the Warrant Agreement) (the "Warrants"), to purchase Common Stock (as defined herein) of JCC Holding Company, a Delaware corporation (the "Company"). As used herein, "Common Stock" shall mean, after the Transition Date (as defined in the Warrant Agreement), the unclassified common stock, $.01 par value, of the Company. Each Warrant entitles the holder upon exercise to receive from the Company any time after the opening of business on the Transition Date until on or before 5:00 p.m., New York time on the sixth anniversary of the Casino Opening Date (the "Exercise Period"), up to one fully paid and nonassessable share of Common Stock (a "Warrant Share") at the initial exercise price (the "Exercise Price") of $15.00 per share payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. Notwithstanding the foregoing, Warrants may be exercised without the exchange of funds pursuant to the net exercise provisions of Section 6 of the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

                  Warrants may be exercised at any time during the Exercise Period, and to the extent not exercised during the Exercise Period such Warrants shall become void.

                  Reference is hereby made to the further provisions of this Warrant Certificate set forth on the following pages hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

                  This Warrant Certificate shall not be valid unless signed by two officers of the Company as required in the Warrant Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

                                        JCC HOLDING COMPANY

                                        By:
                                           -------------------------------
                                            Frederick W. Burford
                                            President
                                        By:
                                           -------------------------------
                                            L. Camille Fowler
                                            Secretary

                          [Form of Warrant Certificate]

                                    [Reverse]

                  The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring the sixth anniversary of the Casino Opening Date entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of October 30, 1998 (the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

                  Warrants may be exercised at any time during the Exercise Period. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in cash or by certified or official bank check at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

                  The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

                  Notwithstanding anything to the contrary in the Warrant Agreement, Harrah's Entertainment, Inc., a Delaware corporation ("HET"), and all Subsidiaries (as defined herein) of HET, including Harrah's Crescent City Investment Company, a Nevada corporation ("HCCIC"), will not be permitted to exercise Warrants with respect to that number of Warrant Shares which would cause HET and all Subsidiaries of HET to own in the aggregate more than 50.0% of the Common Stock until such time as such exercise would not cause HET and all Subsidiaries of HET to own in the aggregate more than 50.0% of the Common Stock. "Subsidiary" with respect to HET, means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by HET, by HET and one or more Subsidiaries of HET or by one or more Subsidiaries of HET or (ii) any individual, partnership, joint venture, trust, association, joint-stock company, unincorporated organization or government or any agency or political subdivision thereof in which HET, one or more Subsidiaries of HET, or HET and one or more Subsidiaries of HET, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

                  The Warrant Agreement is intended to allow HCCIC during the Exercise Period to exercise Warrants to purchase shares of Common Stock sufficient to entitle HET and all Subsidiaries of HET, including HCCIC, to own in the aggregate 50.0% of the Company's Common Stock. Accordingly, the Company and HCCIC (collectively, the "Parties") intend for HCCIC to be protected from dilution to the fullest extent possible. Therefore, if any event or circumstance that could lead to the dilution of HCCIC's interest upon exercise of the Warrants occurs, then, regardless of any consideration paid to the Company in connection with such event and in addition to or as a supplement to any other adjustment required by Section 11 of the Warrant Agreement, the number of Warrant Shares shall be adjusted as necessary by the Board of Directors of the Company in good faith to give full effect to the Parties' aforementioned intent. Subject to certain exceptions listed in the Warrant Agreement, for purposes of calculating the percentage of the Company's Common Stock held by HET and its Subsidiaries under this antidilution provision, any shares of Common Stock transferred by HET or its Subsidiaries to any person or entity which is not a Permitted Transferee (as defined herein) shall be deemed to be held by HET and its Subsidiaries.

                  If at any time after the Transition Date the Quoted Price (as defined in the Warrant Agreement) of the Common Stock has exceeded $20.00 per share for 45 consecutive trading days, the board of directors of the Company may elect to redeem up to 75% of the then outstanding Warrants for a redemption price equal to $0.05 per Warrant upon 45 days' written notice to all Warrant holders; provided, however, that each Warrant holder shall have the right to exercise Warrants and receive Warrant Shares (in accordance with Section 6 of the Warrant Agreement) during such 45 day notice period and any such Warrants exercised or Warrant Shares received during such 45 day notice period shall not be subject to redemption under Section 13 of the Warrant Agreement. If fewer than 75% of the Warrants outstanding at the time are to be redeemed, the board of directors of the Company shall give written notice as to the aggregate number of Warrants to be redeemed. Warrant holders are not required to exercise Warrants not called for redemption and such Warrants shall remain valid and exercisable during the term of the Warrant Agreement. If (i) an election to redeem Warrants is made pursuant to Section 13 of the Warrant Agreement, and
(ii) during the 45 day notice period HCCIC exercises Warrants with respect to that number of Warrant Shares which at the time of exercise would cause HET and all Subsidiaries of HET to own in the aggregate 50.0% of the Common Stock, then none of the Warrants called for redemption (whether or not exercised by HCCIC) shall be redeemed.

                  The holders of the Warrants are entitled to certain registration rights with respect to the Common Stock purchasable upon exercise thereof. Said registration rights are set forth in full in a Registration Rights Agreement dated as of October 30, 1998, between the

Company and HCCIC. A copy of the Registration Rights Agreement may be obtained by the holder hereof upon written request to the Company.

                  Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

                  Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

                  The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

                  This Warrant Certificate, the Warrant Agreement, and the rights and obligations hereunder and thereunder shall not be assignable or transferable by HET and its affiliates to any person other than a Permitted Transferee. A "Permitted Transferee" shall mean HET or its affiliates.

                         [Form of Election to Purchase]

                    (To Be Executed Upon Exercise of Warrant)

                  The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares to the order of JCC Holding Company in the amount of $_________ in accordance with the terms hereof unless the holder exercises Warrants pursuant to the net exercise provisions of
Section 6 of the Warrant Agreement. The undersigned requests that a certificate for such shares be registered in the name of ________________, whose address is _______________________________ and that such shares be delivered to
________________ whose address is _________________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________, whose address is _________________________, and that such
Warrant Certificate be delivered to _________________, whose address is
__________________.

                              Signature:
                                        --------------------------------


Date:
     --------------------

                              Signature Guaranteed:
                                                    ---------------------